Advanced Series Trust
For the period ended 6/30/08
File number 811-5186
SUB-ITEM 77D
Policies with Respect to Security Investment


Advanced Series Trust
AST UBS Dynamic Alpha Portfolio
Supplement dated January 31, 2008 to the Prospectus and Statement of Additional Information dated May 1, 2007

Brian D. Singer is no longer a portfolio manager on the AST UBS Dynamic Alpha Portfolio of the Fund. Edwin Denson, Thomas Clarke and Neil Williams have replaced Mr. Singer as the lead portfolio managers in charge of the Portfolio's day-to-day operations. To reflect this change, the following changes are to be made to the Fund's Prospectus and SAI. These changes are effective immediately:


1.
All references to Brian D. Singer are hereby deleted.


2.
In the Prospectus, under the section How the Fund is Managed: Portfolio Managers , the following text is inserted under the heading for the Portfolio, replacing the references to Mr. Singer:

Edwin Denson, Thomas Clarke and Neil Williams are the lead portfolio managers for the Portfolio. Messrs. Denson, Clarke and Williams have access to certain members of the fixed-income and equities investment management teams, each of whom is allocated a specified portion of the Portfolio over which he or she has independent responsibility for research, security selection, and portfolio construction. The team members also have access to additional portfolio managers and analysts within the various asset classes and markets in which the Portfolio invests. Mr. Denson and Mr. Williams, as senior portfolio managers for the Portfolio, have responsibility for allocating the Portfolio among the various managers and analysts, occasionally implementing trades on behalf of analysts on the team and reviewing the overall composition of the Portfolio to ensure its compliance with its stated investment objectives and strategies. Mr. Clarke, as senior portfolio manager for the Portfolio, has responsibility for setting the currency strategies and making all currency decisions for the Portfolio, occasionally implementing trades on behalf of analysts on the team and reviewing the overall composition of the portfolio to ensure its compliance with its stated investment objectives and strategies. Information about Messrs. Denson, Clarke and Williams is provided below.

Edwin Denson is an Executive Director and has been a senior asset allocation analyst at UBS Global Asset Management since 2005. Mr. Denson is a member of the Asset Allocation Analysis and Strategy team. Previously, he served as director and asset allocation analyst with UBS Global Asset Management since 2001. Mr. Denson has been involved with the management of the Portfolio since its inception and assumed his present role in 2007.

Thomas Clarke is a Managing Director and Head of Currency Analysis and Strategy at UBS Global Asset Management. Mr. Clarke has been an investment professional at UBS Global Asset Management since 2000. Mr. Clarke has been involved with the management of the Portfolio since its inception and assumed his present role in 2007.


Neil Williams is a Managing Director and has been Head of Asset Allocation at UBS Global Asset Management since 2003. Mr. Williams has been involved with the management of the Portfolio since its inception and assumed his present role in 2007.


3.
In the SAI, the table pertaining to the Portfolio under the heading Portfolio Managers: Other Accounts is hereby changed to reflect the new portfolio management as reflected below:


             AST UBS Dynamic Alpha Portfolio

PORTFOLIO MANAGER: Edwin Denson (1)

REGISTERED INVESTMENT COMPANIES
Number                            11
Assets managed (millions)         $13,680

OTHER POOLED INVESTMENT VEHICLES
Number                            21 (2)
Assets managed (millions)         $26,984

OTHER ACCOUNTS
Number                            25
Assets managed (millions)         $5,206

PORTFOLIO MANAGER: Thomas Clarke (1)

REGISTERED INVESTMENT COMPANIES
Number                            7
Assets managed (millions)         $12,682

OTHER POOLED INVESTMENT VEHICLES
Number                            21 (2)
Assets managed (millions)         $27,065

OTHER ACCOUNTS
Number                            11
Assets managed (millions)         $3,185

PORTFOLIO MANAGER: Neil Williams (1)

REGISTERED INVESTMENT COMPANIES
Number                             3
Assets managed (millions)          $3,621

OTHER POOLED INVESTMENT VEHICLES
Number                            4
Assets managed (millions)         $5,175

OTHER ACCOUNTS
Number                            7
Assets managed (millions)         $1,212

(1) Edwin Denson, Thomas Clarke and Neil Williams began managing their respective Funds effective on December 31, 2007. Information provided for Messrs. Denson, Clarke and Williams is as of September 30, 2007.

(2) One account with assets of approximately $187 million has an advisory fee based upon the performance of the account.